EXHIBIT 4.20


         MARCH, 1999 AMENDMENT TO CREDIT AGREEMENT


     This March, 1999 Amendment to Credit Agreement (the "Amendment") is made and entered into as of March 25, 1999, by and among (i) NS Group, Inc., a Kentucky corporation (the "Company"), (ii) the several financial institutions from time to time party to the Credit Agreement (as defined below) (collectively, the "Banks"), and (iii) Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Newport Steel Corporation, a Kentucky corporation ("Newport"), Koppel Steel Corporation, a
Pennsylvania corporation ("Koppel"), Erlanger Tubular Corporation, an Oklahoma corporation ("Erlanger"), and Imperial Adhesives, Inc., an Ohio corporation ("Imperial") (Newport, Koppel, Erlanger and Imperial are collectively referred to herein as the "Guarantor") join in this Amendment for purposes of Section 10 herein.

                           RECITALS

     A. The Company, the Banks and the Agent entered into that certain Credit Agreement dated as of July 31, 1998 (the "Credit Agreement"), pursuant to which, among other things, the Banks agreed to make available to the Company loans not to exceed in the aggregate Fifty Million Dollars ($50,000,000).

     B. The Company has now requested and the Banks and the Agent have agreed to certain amendments to the Credit
Agreement, subject to the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Amendment and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions. Each capitalized term used herein, unless otherwise expressly defined herein, shall have the meaning ascribed thereto in the Credit Agreement.

     2.   Amendments to Credit Agreement

          a) Section 7.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     "7.05 Limitations on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (a)  Indebtedness incurred pursuant to this Agreement;

     (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

     (c) Indebtedness existing on the Closing Date and set forth in Schedule 7.05 and any renewals and refinancings thereof;

     (d) the Senior Indebtedness and any renewals and refinancings thereof; and

     (e) additional Indebtedness, provided that at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the Company shall be in compliance with the financial covenant set forth in
Section 7.14 (b)(ii)."


(b) Sections 7.14 through 7.17 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

     "7.14 Financial Covenants.

     (a) If, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 1999, the Company's Total Cash Balances equal $50,000,000 or more, then the Company shall not permit its EBITDA for such fiscal quarter to be less than ($7,500,000).

     (b) If, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 1999, the Company's Total Cash Balances equal less than $50,000,000, then the Company shall observe and comply with the following financial covenants:

               (i)  The Company shall not, as of the last
day of any fiscal quarter, permit its ratio of (i) Funded
Debt minus Core Cash Balances, to (ii) EBITDA for the four fiscal quarters ending on such date, to exceed 2.5 to 1.0.

               (ii) The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (i) EBITDA, to (ii) Consolidated Net Interest Expense, for the four fiscal quarters ending on such date, to be less than 2.5 to 1.0.

               (iii) The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (i) Total
Cash Balances plus Accounts Receivable, to (ii) the aggregate outstanding principal balance of Revolving Loans plus the aggregate amount of Letter of Credit Outstandings, to be less than 1.25 to 1.0.

               (iv) The Company shall not, as of the last day of any fiscal quarter, permit its Adjusted Net Worth to be less than the sum of (i) $200 million, plus (ii) an amount equal to 50% of the net income of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP for the four fiscal quarters ending on such date.

     7.15 (RESERVED)

     7.16 (RESERVED)

     7.17 (RESERVED)

     3. Conditions Precedent. The Banks' obligations under this Amendment shall be subject to the satisfaction of the following conditions precedent:

          (a) The Company and the Guarantor shall have duly executed and delivered to the Bank this Amendment and such other certificates, authorizations, consents, documents, instruments and/or agreements as the Banks and the Agent, in their sole discretion, may require.

          (b) All proceedings taken in connection with the transactions contemplated by this Amendment shall be satisfactory to the Banks, the Agent and their counsel.

     4.   Representations and Warranties.  To induce the
Banks and the Agent to enter into this Amendment, the Company represents, warrants and acknowledges the following:

          (a) Each of the representations and warranties given by the Company in the Credit Agreement and Loan
Documents are true and correct in all material respects on the date hereof, with the same force and effect as though made on and as of the date hereof.

          (b) No material adverse change has occurred in the condition of the Company or the Guarantor, financial or otherwise, or their respective earnings, affairs or business prospects, since the date of the most recent financial statements delivered to the Banks.

          (c) No Default or Event of Default exists under the Credit Agreement of any of the Loan Documents.

          (d) The Company has the power to enter into and perform this Amendment. The making and performance of this Amendment by the Company has been duly authorized by all necessary corporate action and will not violate any provision of law or the Company's articles of incorporation or bylaws, or result in the breach of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it or its properties may be bound or affected, or result in the creation of any lien, charge or encumbrance, approval, authorization, declaration, exemption or other action by, or require notice to any Governmental Authority or any other person or entity in connection with the execution, delivery, performance, validity or enforcement of this Amendment or any other agreement, instrument or document to be executed and delivered pursuant hereto.

     5. Costs and Expenses. The Company shall pay on demand all of the out-of-pocket costs and expenses of the Banks and the Agent in connection with the preparation, execution, delivery, administration, enforcement or protection of the rights of the Banks and the Agent under this Amendment and the other Loan Documents.

     6. No Change Not Explicitly Made. Except as expressly amended by this Amendment, the Credit Agreement is and shall be unchanged, and all of the terms provisions, covenants, agreements, conditions, schedules and exhibits thereof or thereto shall remain and continue in full force and effect and are hereby incorporated by reference, and hereby ratified reaffirmed and confirmed by the Company, the Banks and the Agent in all respects on and as of the date of this Amendment. The Company acknowledges and agrees that the Loan Documents and all liens, security interest and pledges granted to the Banks and the Agent prior to the date hereof, including without limitation, all liens, security interests and pledges granted to the Agent pursuant to the Security Agreement, shall remain in full force and effect, are first priority liens, security interests and pledges, shall not be diminished, impaired or released as a result hereof, and shall secure all obligations arising under the Credit Agreement, this Amendment and the other Loan Documents and all instruments and agreements executed in connection herewith.

     7. Binding Effect. This Amendment shall be binding on the successors and assigns of the respective parties.

     8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9. Governing Law. This Amendment shall be governed by the laws of the State of Illinois.

     10.  Consent and Reaffirmation of Guarantor.

          (a) The Guarantor hereby acknowledges that it has reviewed and understands the terms and provisions of this Amendment, consents to this Amendment and ratifies, reaffirms, confirms and restates its obligations under the Guaranty.

          (b) To induce the Banks and the Agent to enter into this Amendment, the Guarantor represents and warrants that (i) it has the power to enter into and perform this Amendment; (ii) the making and performance of this Amendment by the Guarantor has been duly authorized by all necessary corporate action and will not violate any provision of law or the Guarantor's articles or certificate of incorporation or bylaws, or result in the breach of, or constitute a default under, any agreement or instrument to which the Guarantor is party or by which it or its properties may be bound or affected, or result in the creation of any lien, charge or encumbrance, approval, authorization, declaration, exemption or other action by, or require notice to any Governmental Authority or any other person or entity in connection with the execution, delivery, performance, validity or enforcement of this Amendment or any other agreement, instrument or document to be executed and delivered pursuant hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                         NS GROUP, INC.

                         By: /s/John R. Parker
                         Title: Vice President and Treasurer


                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION, as Agent

                         By: /s/Kristine D. Hyde
                         Title: Agency Officer


                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION, as a Bank

                         By: /s/Steven Kessler
                         Title: Senior Vice President


                         NEWPORT STEEL CORPORATION

                         By: /s/John R. Parker
                         Title: Treasurer


                         KOPPEL STEEL  CORPORATION

                         By: /s/John R. Parker
                         Title: Treasurer


                         ERLANGER TUBULAR CORPORATION

                         By: /s/John R. Parker
                         Title: Treasurer



                         IMPERIAL ADHESIVES, INC.

                         By: /s/ John R. Parker
                         Title: Treasurer